Exhibit 99.4

To:	David Limp

From:	Doreen S. Yochum

Re:	Change in Status

This memo confirms the acceptance by PalmSource, Inc. (the “Company”) of your request for a change in your employment status and our agreement regarding the terms of your continuing role with the Company.

Effective March 1, 2005, you will voluntarily resign your position as Senior Vice President – Corporate and Business Development and Chief Strategy Officer, as well as any and all offices and committee memberships you currently hold, and you will, simultaneously therewith, continue your employment as a part-time employee of the Company, working no more than 40 hours per month, through and including August 31, 2005, on which date your employment will terminate (unless earlier terminated by the Company, with or without prior written notice, for your failure to comply with the PalmSource, Inc. Code of Business Conduct and Ethics) (the “Termination Date”).

Your new title with the Company will be Special Projects Advisor and you will continue to report directly to Dave Nagel, as detailed more specifically in Schedule A. You will be paid the nominal consideration in accordance with Schedule A. You will be eligible, under the PalmSource FY2005 Bonus Plan for a Q3 bonus only and, as a part-time employee, you will no longer be eligible to participate in the PalmSource FY2005 Bonus Plan. In addition, you will be paid within two weeks of today, for all accrued (as of March 1, 2005) but unused PTO, which will be paid to you based on your salary as of February 28, 2005. On the Termination Date, you will receive all wages due for services performed by you through that date. As a part-time employee for a specified period of time, you will be eligible solely to participate in the Company sponsored 401K plan through the Termination Date and will not be eligible for any other benefits the Company offers its regular, full-time employees. Finally, you will continue to vest in your outstanding equity awards.

As a result of the above-described change in your employment status, you will no longer be a Section 16 officer. However, you are still required to continue to complete the necessary securities filings to report transactions which may have occurred prior to March 1, 2005, as well as to report, to the extent required, non-exempt transactions that occur after March 1, 2005, but within six months of a non-exempt transaction effected prior to March 1, 2005. In addition, while you remain an employee you must continue to have your trades in the Company’s securities (excluding those pursuant to your 10b5-1 Plan) pre-cleared in accordance with the Insider Trading Policy.

Accept as noted below, we have agreed that this memorandum supercedes and replaces any and all prior or contemporaneous agreements, representations or understandings of any nature whatsoever (whether written or oral) between you and the Company (or any of its representatives) in their entirety with respect to the terms and conditions of your employment, with the exceptions of your Employee Agreement, Confidentiality Guidelines, PalmSource, Inc. Code of Business Conduct and Ethics and the Company’s 2003 Equity Incentive Plan, which remain in full force effect. Specifically, but not by way of limitation, this memorandum supercedes and replaces your offer letter dated June 10, 2003, your Management Retention Agreement dated June 11, 2003 (excluding Section 3(a)(iv) which shall remain in full force and effect); and your Severance Agreement dated June 19, 2003. You will continue to be indemnified in accordance with terms of the Indemnification Agreement between you and the Company dated 2003, which will remain in full force and effect.

In signing this memorandum, you acknowledge and agree that, accept as noted above, you are not and will not be entitled to any payments or benefits under any of the foregoing letters or agreements, or under any of the Company’s severance pay and benefits plans or policies, as a result of your change in employment status or for any other reason. This memorandum may not be changed orally but only in writing signed by you and an authorized representative of the Company.

If this memorandum accurately reflects our agreement with respect to the subject matter hereof, please sign and date this memorandum and return the original to me.

/s/ Doreen S. Yochum
Doreen S. Yochum

Dated: February 28, 2005

/s/ David Limp
David Limp

Dated: February 28, 2005